Exhibit 99.1

News Release

Contact:	Greg Smith
Director of Investor Relations and
Corporate Communications
281-556-6200

BPZ Energy Announces Conversion of $15.5 million Debt to Equity

May 20, 2008—Houston—BPZ Resources, Inc. (AMEX:BZP) announced today that the Company has elected to exercise its right to convert $15.5 million of debt with the International Finance Corporation (“IFC”) into 1,491,819 common shares of BPZ Resources.

The terms of the Convertible Debt agreement, dated November 19, 2007, stipulate a conversion price of $10.39 per share and include a forced conversion, exercisable at the Company’s option, if the closing price of the Company’s common stock exceeds a price of $18.19 per share based on the average closing price over a period of twenty consecutive business days.  The elimination of the related debt service is a significant benefit to the Company at this early stage, with the resulting cash savings being available to fund BPZ’s strategic short-term growth initiatives.

Immediately after conversion, the Company had 78,130,290 common shares outstanding, with fully diluted share count of 82,085,738.

Manolo Zúñiga, President and Chief Executive Officer, stated “With the conversion of the debt into equity, IFC now owns approximately 10% of BPZ. In addition to IFC’s equity participation, we are currently negotiating a term sheet with them on a credit facility of approximately $200 million subject to a borrowing base calculated from our recently announced oil reserve report and will enable us to continue developing the Corvina and Albacora oil projects, as well as an additional $120 million debt facility to fund the development of our gas-to-power project.  We are extremely pleased to have IFC as a financial partner and look forward to continuing to build shareholder value through our relationship.”

About BPZ Energy

Houston based BPZ Energy is an oil and gas exploration and production company which has exclusive license contracts for oil and gas exploration and production covering approximately 2.4 million acres in four properties in northwest Peru.  It also owns a minority working interest in a producing property in southwest Ecuador.  The Company is currently executing the development of the Corvina oil discovery, the redevelopment of the Albacora oil field, and the exploration of Block XIX, in parallel with, the execution of an integrated gas-to-power strategy, which includes generation and sale of electric power in Peru and the development of a regional gas marketing strategy.  The Company’s website at www.bpzenergy.com provides additional information about the Company’s plans, including photographs and other information with respect to its operations.

Forward Looking Statements

This Press Release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  These forward looking statements are based on our current expectations about our company, our properties, our estimates of required capital expenditures and our industry.  You can identify these forward-looking statements when you see us using words such as “expect,” “will”, “anticipate,” “indicate,” “estimate,” “believes,” “plans” and other similar expressions.  These forward-looking statements involve risks and uncertainties.  Our actual results could differ materially from those anticipated in these forward looking statements.  Such uncertainties include the success of our project financing efforts, including final documentation and execution of debt financing documents with IFC, accuracy of well test results, well refurbishment efforts, successful production of indicated reserves, and the successful management of our capital development project, and other normal business risks.   We undertake no obligation to publicly update any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.  We caution you not to place undue reliance on those statements.

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